Exhibit (d-6)

AMENDMENT TO SCHEDULE I

OF THE INVESTMENT ADVISORY AGREEMENT

Pursuant to the Investment Advisory Agreement (the “Agreement”) dated February 14, 2007 by and between The Alger Funds, and Fred Alger Management, LLC, as amended, the parties agree to amend the Agreement effective September 17, 2019 as follows:

1.	Schedule I of the Agreement is hereby deleted in its entirety and replaced with Schedule I as attached and incorporated by reference to this Amendment.

2.

Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties by their duly authorized officers, have caused this Agreement to be executed as of the date first written above.

THE ALGER FUNDS		FRED ALGER MANAGEMENT, LLC

By:	/s/ Tina Payne	By:	/s/ Tina Payne
Name:	Tina Payne	Name:	Tina Payne
Title:	General Counsel	Title:	General Counsel

SCHEDULE I

Name of Portfolio	Annual Fee as Percentage of Average Daily Net Assets	Reapproval Date
Alger Capital Appreciation Fund	.81% for assets up to $2 billion; .65% for assets between $2 billion and $3 billion; .60% for assets between $3 billion and $4 billion; .55% for assets between $4 billion and $5 billion; .45% for assets in excess of $5 billion	October 31

Alger International Focus Fund	.71% for assets up to $1 billion; .60% for assets in excess of $1 billion	October 31

Alger Mid Cap Growth Fund	.76% for assets up to $1 billion; .70% for assets in excess of $1 billion	October 31

Alger SMid Cap Focus Fund	.81% for assets up to $1 billion; .75% for assets in excess of $1 billion	October 31

Alger Small Cap Growth Fund	.81% for assets up to $1 billion; .75% for assets in excess of$ 1 billion	October 31

Alger Small Cap Focus Fund	.75%	October 31

Alger Health Sciences	.55%	October 31

Alger Growth & Income Fund	.50%	October 31

Alger Mid Cap Focus Fund	.70%	October 31[1]

[1]

The investment advisory agreement for Alger Mid Cap Focus Fund was approved for an initial two-year term in September 2018. The Fund’s investment advisory agreement will be considered for continuation by the Board in September 2020.